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                                                                     EXHIBIT 5.1
                        [SHEARMAN & STERLING LETTERHEAD]


                                 July 25, 2000


MGC Communications, Inc.
Mpower Holding Corporation
175 Sully's Trail
Pittsford, New York 14534

Ladies and Gentlemen:


            We have acted as counsel to MGC Communications, Inc., a Nevada Corporation (the "Company") and Mpower Holding Corporation ("Holding"; and, together with the Company, the "Issuers"), in connection with the filing by the Issuers under the Securities Act of 1933, as amended (the "Act") of a registration statement on Form S-4 (the "Registration Statement") with the United States Securities and Exchange Commission (the "Commission"). Pursuant to the Registration Statement, up to $429,463,000 aggregate principal amount of the Issuers' outstanding 13% Senior Notes due 2010 (the "Outstanding Notes") are exchangeable for up to a like principal amount of the Issuers' 13% Senior Notes due 2010 (the "Exchange Notes"). The Outstanding Notes were, and the Exchange Notes will be, issued pursuant to an Indenture dated as of March 24, 2000 between the Issuers and HSBC Bank USA, as trustee (the "Trustee"), registrar, paying agent and transfer agent. The Exchange Notes and the Outstanding Notes are collectively referred to herein as the "Notes."



            In our capacity as counsel to the Issuers, we have examined the Registration Statement, the Indenture filed as Exhibit 4.1 to the Registration Statement, the Outstanding Notes, the form of the Exchange Note contained in the Indenture and originals or copies certified or otherwise identified to our satisfaction of such documents as we have deemed necessary or appropriate to enable us to render the opinions expressed below.



            Based upon the foregoing, it is our opinion that when the Exchange Notes are exchanged for the Outstanding Notes as contemplated in the Registration Statement, assuming they have been duly authorized, executed, issued and delivered by the Company under the laws of the state of Nevada and have been duly authenticated on behalf of the Trustee in accordance with the Indenture, the Notes will be duly authenticated and will constitute legal, valid and binding obligations of each of the Issuers under the laws of the State of New York, enforceable against each of the Issuers in accordance with their terms.


            The opinion set forth in the above paragraph is qualified to the extent that we have assumed the due authorization, execution and delivery of the Indenture by the Trustee and each

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of the Issuers. The opinion set forth in the foregoing paragraph is subject to the following additional qualifications:

    (a) Our opinion as to the enforceability of the Indenture is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity, including, without limitation, concepts of materiality, good faith and fair dealing (regardless of whether enforcement is considered in a proceeding in equity or at law); and


    (b) Our opinion as to the enforceability of the Indenture is subject to the qualification that the payment of a premium upon the occurrence of an Event of Default (as defined in the Indenture) may not be enforceable under the law of the State of New York.







            We do not express herein any opinion as to any matters governed by or involving conclusions under the laws of any other jurisdiction other than New York, the corporate law of the state of Delaware and the federal law of the United States of America.


            We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" contained in the prospectus which is included in the Registration Statement.

                                                      Very truly yours,

                                                      /s/ Shearman & Sterling